Exhibit 21.1

List of Subsidiaries

Name	State of Formation

PolarityTE, Inc.	Nevada
PolarityTE MD, Inc.	Nevada
Arches Research, Inc.	Nevada
Utah CRO Services, Inc.	Nevada
IBEX Preclinical Research, Inc.	Nevada
IBEX Property, LLC	Nevada